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                                                                 EXHIBIT 10.41

               AMENDMENT NO. 2 TO SENIOR SECURED PROMISSORY NOTE

      Reference is made to the Senior Secured Promissory Note in the principal amount of $9,750,000, dated November 15, 2001 as amended to a new principal amount of $9,500,000 by Amendment No. 1, dated November 25, 2002 (as amended, the "Note"), made by Women First HealthCare, Inc. ("WFHC") in favor of Wyeth (as successor to American Home Products Corporation) ("Wyeth").

      WHEREAS, the parties desire to amend further certain terms of the Note in accordance with the terms hereof (this "Amendment").

      NOW THEREFORE, for good and valuable consideration which is hereby acknowledged.

      1. Wyeth represents that it is the current holder of the Note and that is has not transferred or otherwise assigned its interest therein to any third party.

      2. Paragraph 1(a) of the Note shall be deleted in its entirety and replaced by the following language:

            (a) Interest. Commencing on November 28, 2003, interest shall accrue at the rate of twelve percent (12%) per annum, compounded quarterly (computed on the basis of a year of 360 days of actual days elapsed) on the sum of one million six hundred twenty five thousand dollars ($1,625,000) and shall be paid in full and interest accrual shall terminate concurrently with the payment due on May 28, 2004.

      3. Paragraph 1(b) of the Note shall be deleted in its entirety and replaced by the following language:

            (b) Manner of Payment. On November 29, 2002, November 28, 2003, May 28, 2004 and November 30, 2004 (each a "Principal Payment Date"), Maker shall pay Payee in cash in immediately available funds, the sum of three million dollars ($3,000,000) on November 29, 2002, the sum of one million six hundred twenty five thousand dollars ($1,625,000) on each of November 28, 2003 and May 28, 2004 and the sum of three million two hundred fifty thousand dollars ($3,250,000) on November 30, 2004, which shall in each case reduce the principal amount of this Note by such amount, plus interest in accordance with Paragraph 1(a). The Maker shall make any payment hereunder by wire transfer in immediately available funds to a bank account of the Payee set forth on Annex A or otherwise designated by the Payee in writing to the Maker.

      4. Wyeth covenants and agrees that it shall append this Amendment to the Note and it will be deemed to be a part thereof.
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                                       2


     5. Except for the matters set forth in this Amendment, all other terms of the Note shall remain unchanged and in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of November 25, 2003.


                    WOMEN FIRST HEALTHCARE, INC.


                    By:    /s/ Edward F. Calesa
                           -------------------------------------
                    Name:  Edward F. Calesa
                    Title: Chairman, Chief Executive Officer and
                           President


                    WYETH (as successor to American Home Products Corporation) Acting through its Wyeth Pharmaceuticals Division


                    By:    /s/ Jeffrey S. Sherman
                           -------------------------------------
                    Name:  Jeffrey S. Sherman
                    Title: Vice President and
                           Associate General Counsel